EXHIBIT 10.1

PATENT PURCHASE AGREEMENT AND CONSULTING AGREEMENT

This PATENT PURCHASE AGREEMENT AND CONSULTING AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), by and between BioAdaptives, Inc., a Delaware corporation with principal offices in Las Vegas, Nevada (“Purchaser”), and Thomas J. Mohr, an individual who resides in Port St. Lucie, Florida (“Seller”). The parties hereby agree as follows:

1. BACKGROUND

1.1 Seller is the inventor of the technology identified in and owns US Patent No. U.S. Patent 9,783,432B (the “Patent”), which covers technology used in enhancing the capability of water to hold significantly larger amounts of oxygen.

1.2 Seller wishes to sell to Purchaser all right, title, and interest in the Patent, including applications and the causes of action to sue for infringement thereof and other enforcement rights (where appropriate, “Assigned Patent Rights” as defined herein), on the terms set out in this Agreement.

1.3 Purchaser wishes to purchase from Seller all right, title, and interest in the Patent and Assigned Patent Rights, free and clear of any restrictions, liens, claims, and encumbrances, except as expressly set forth herein, on the terms set out in this Agreement.

1.4 It is the parties’ intention that Purchaser will establish a wholly-owned subsidiary, MOR02, Inc. under which the parties will exploit the Technology expressed in the Patent. All of the parties’ rights and obligations under this Agreement will be transferred or assigned to MOR02, with the exception of those set out in Section 4, the Consulting Agreement provisions, which shall remain an obligation of Purchaser.

2. DEFINITIONS

“Affiliate” means: any corporation, company or other entity of which a party hereto directly or indirectly (i) has voting shares or other voting securities, ownership and control of more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of such entity or (ii) does not have outstanding shares or securities, but has more than fifty percent (50%) of the ownership interest representing the right to manage such entity. An entity shall be deemed to be an Affiliate under this Agreement only so long as all the requirements of being an Affiliate in as (i) or (ii) above are met.

“Assignment Agreements” means the agreements assigning ownership of the Assigned Patent Rights from the Seller.

“Docket” means Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, including, without limitation, information relating to deadlines, payments, and filings, which is current as of the Effective Date.

“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Executed Assignments” means both the executed and notarized Assignment of Patent Rights in Exhibit A and the executed Assignment of Rights in Certain Assets, each as signed by Seller.

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“Net Revenue” means gross revenues from product sales, less manufacturing, packaging and shipping costs.

“Patent” means US Patent No. U.S. Patent 9,783,432B, and includes (a) all related patents or patent applications (i) to which the Patent directly or indirectly claims priority, (ii) for which the Patent directly or indirectly forms a basis for priority, and/or (iii) that directly or indirectly incorporate by reference the Patent or are directly or indirectly incorporated by reference into the application or Patent; (b) reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (a) and (b); (c) foreign patents, patent applications and counterparts of any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and (d) any items in any of the foregoing categories (b) through (d) whether or not expressly listed and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

“Primary Warranties” means, collectively, the representations and warranties of Seller set forth in Section 8 hereof.

“Patent History Files” means the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patent.

3. TERMS OF PURCHASE AGREEMENT AND PAYMENT

3.1 Option to Purchase. Seller grants to Purchaser an exclusive, non-assignable right to purchase the Patent and all Assigned Patent Rights for a period of two (2) years from the Effective Date. The exercise price for the option shall be $400,000 USD (“Cash Purchase Price”). Payment of the Cash Purchase Price shall fully satisfy all payment obligations under this Agreement to Seller, including as to any additional Warrants or payment of a Royalty, regardless of Purchaser’s product sales. Seller shall be fully responsible for, and Purchaser shall not be liable to Seller or any other person or entity for any dispute regarding, allocation of payment made under this Agreement. Purchaser shall have an exclusive license to use the technology covered by the Patent under the terms set out below.

3.2 Warrants. Purchaser shall, at Closing, grant to Seller a Warrant for the purchase of 1,000,000 shares of Purchaser’s common stock. The Warrant will be exercisable for a period of two (2) years at an exercise price equal to the OTC closing price on the trading day prior to Closing, and provide for a cashless exercise option to Seller. A form of the Warrant is attached hereto.

3.3 Additional Warrants. In addition to the Warrant issued at Closing, and subject to prior payment of the Cash Purchase Price, Seller shall also be awarded additional Warrants based on Purchaser’s sales of products based on the Technology, as follows:

a. A Warrant to purchase an additional 1,000,000 shares of the Purchaser’s common stock for a period of two (2) years at an exercise price equal to the OTC closing price on the trading day prior to issuance and shall provide for a cashless exercise option to the Seller. This Warrant shall be issued upon the Purchaser’s sale of a total of $1,000,000 (gross sales) in products based on the Technology and shall be in addition to the Royalties set out below.

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b. A Warrant to purchase an additional 1,000,000 shares of the Purchaser’s common stock for a period of two (2) years at an exercise price equal to the OTC closing price on the trading day prior to issuance and shall provide for a cashless exercise option to the Seller. This Warrant shall be issued upon the Purchaser’s sale of a total of $3,000,000 (gross sales) in products based on the Technology and shall be in addition to the Royalties set out below.

3.4 Royalty. During the term of the purchase option set out in paragraph 3.1 above, Purchaser shall pay to Seller a Royalty on the Net Revenue from sales of products by the Purchaser, or, in the event Purchaser sub-licenses use of the Patent to another person, on the license proceeds actually paid to Purchaser, as follows:

 a. 10% Royalty on Net Revenue from Purchaser’s sales on the first $1,000,000 in products based on the Technology, or, in the event of a sub-license, on the first $500,000 of net receipts.

 b. 5% Royalty on Net Revenue from Purchaser’s sales of the next $2,000,000 in products based on the Technology, or, in the event of a sub-license, on the next $1,000,000 of net receipts.

 c. 2.5% Royalty on Net Revenue from Purchaser’s sales of in excess of $3,000,000 in products based on the Technology or, in the event of a sub-license, on all net receipts in excess of $1,500,000.

3.5 Subsidiary and Purchaser’s Assignment of Rights. Within 90 days of the Effective Date of this Agreement, Purchaser will form a wholly-owned subsidiary, MORO2, Inc. (“MOR02”). Upon the formation of MOR02 Purchaser and Seller agree that all of their rights and obligations under this Agreement, with the exception of the Consulting Agreement provisions of Section 4 hereof, will be effected by or through MOR02. MOR02 shall have no fewer than three (3) directors and Seller shall be appointed as a director of MOR02 upon its formation.

4. CONSULTING AGREEMENT

SCOPE OF WORK

4.1 Services. Commencing on the Effective Date during the period to and including the termination of this Agreement, unless earlier terminated or extended pursuant to the terms hereof (the "Term"), the Purchaser engages Seller to perform, and Seller agrees to provide, consulting services as may be required by Purchaser (“Consulting Services”). Specifically, Seller agrees to use its skills, expertise and business contacts to develop commercial uses for products using the Technology and to conduct such other investigations into inventions relating to Purchaser’s business (where appropriate, “Objectives”). The Seller agrees to use his best efforts to diligently perform such services on behalf of the Purchaser to accomplish the Objectives of this Agreement.

4.2 Time and Availability. Seller will devote as much time as may reasonably be required to achieve the Objectives of this Agreement and shall make itself available at reasonable times and places for such conferences and meetings as may be required.

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4.3 Confidentiality. In order for Seller to perform the consulting services, it will be necessary for the Purchaser to provide Seller with Confidential Information (as defined below) regarding the Purchaser’s business and products. The Purchaser will rely upon Seller’s integrity and prudent judgment to use this information only in the best interests of the Purchaser.

INDEPENDENT CONTRACTOR

4.4 Independent Contractor. Seller is an independent contractor and not an employee of the Purchaser. The manner in which Seller’s services are rendered shall be within Seller’s sole control and discretion. Seller’s ability to bind the Purchaser with regard to any obligations shall be limited to the authority described in the Purchaser Agreement to be exercised by the President and Chief Executive Officer of the Purchaser. It is the parties’ understanding that any executive or other position held by Seller in MOR02 shall not affect his status as an independent contractor as it relates to the

4.5 Taxes. Seller shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement and shall be responsible for all payroll taxes and fringe benefits of Seller’s employees, if any. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Purchaser on behalf of Seller or its employees. Seller understands that it is responsible to pay, according to law, Seller’s taxes.

4.6 Benefits. Seller will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of the Purchaser. No workers' compensation insurance shall be obtained by Purchaser covering Seller or Seller’s employees.

COMPENSATION FOR CONSULTING SERVICES

4.7 Compensation. In consideration for Seller’s Consulting Services, Purchaser shall pay Seller $2,500 each month, commencing on the first business day of the month first beginning after the Effective Date, for a period of three (3) months. Thereafter, Purchaser shall pay Seller $5,000 each month, on the first business day of each month, during the term of this Agreement.

4.8 Expenses. Seller shall be responsible for payment of any and all expenses Seller may incur in performing the Consulting Services required by this Agreement.

4.9 Laboratory Costs. Establishment and maintenance of laboratory space for Seller’s uses will be subject to an additional agreement

TERM

4.10 Term. Seller shall provide Consulting Services under this Agreement commencing on the Effective Date and continuing until payment of the Cash Purchase Price. At Purchaser’s sole option, the consulting provisions of this Agreement, as set out in this Section 4, may be extended for one (1) year. The Purchaser and Seller may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue.

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CONFIDENTIAL INFORMATION

4.11 Obligation of Confidentiality. In performing Consulting Services under this Agreement, Seller may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Purchaser. Seller agrees that Seller will not, use, directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than the Purchaser, or disclose such Confidential Information without the written authorization of the Purchaser’s Chairman and CEO, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

4.12 Definition. “Confidential Information” means information, not generally known, and proprietary to the Purchaser or to a third party for whom the Purchaser is performing services, including, without limitation, material, research and development, proprietary software, analysis, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the payroll, staffing and commercial real estate maintenance business of the Purchaser, any customer, databases, management systems and sales and marketing plans of the Purchaser, any confidential secret development or research work of the Purchaser., or any other confidential information or proprietary aspects of the payroll, staffing and commercial real estate maintenance business of the Purchaser. All information which Seller acquires or becomes acquainted with during the period of this Agreement, which Seller has a reasonable basis to believe to be Confidential Information, or which is treated by the Purchaser as being Confidential Information, shall be presumed to be Confidential Information.

4.13 Property of the Purchaser. Seller agrees that all materials and data provided by the Purchaser to the Seller shall remain the exclusive property of the Purchaser. Promptly upon the expiration of this Agreement, or upon the request of the Purchaser, Seller shall return to the Purchaser all documents and tangible items provided to Seller in connection with the services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

RIGHTS; DATA AND LICENSE

4.14 Works Made for Hire; First Look Agreement. All reports presentations, drawings, models, designs, formulas, methods, documents and tangible items prepared by Seller in connection with the Consulting Services rendered under this Agreement under the instruction of Purchaser shall belong exclusively to the Purchaser and shall be deemed to be works made for hire (the “Deliverable Items”). With respect to such items created by Seller independent of any specific instruction from Purchaser, to the extent that any such items are not, by operation of law, works made for hire, Seller hereby grants the Purchaser a first right of refusal to obtain ownership of any such works. Purchaser shall have the right to obtain and hold in its name patents and associated rights or to obtain similar protection which may be available with respect to any Deliverable Items. Seller agrees to give the Purchaser or its designees all assistance reasonably required to perfect such rights, including, specifically, by provision any such materials in native format, including digital files.

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4.15 License to Seller. To the extent necessary for provision of the Consulting Services, Purchaser hereby grants to Seller and its Affiliates, under the Patent, and for the Term, a royalty-free, non-exclusive, non-sublicensable right and license (“Seller License”) to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any products covered by the Patents (“Covered Products”). The Seller License is nontransferable (by operation of law or otherwise) and will terminate upon termination of the Consulting Services.

5. TRANSFER, TRANSMITTAL, CLOSING CONDITIONS

5.1 Closing upon Payment. Upon payment of the Cash Purchase Price, Seller immediately sells, assigns, transfers, and conveys to Purchaser all right, title, and interest in and to the Patent. Seller understands and acknowledges that Seller may be required to perform certain actions to record the transfer and/or assignment of the Patent, including the actions set out in paragraph 5.2 hereof.

5.2 Transmittal of Patent Materials: Within twenty (20) calendar days following the payment of the Cash Purchase Price, Seller will send to Purchaser an Executed Assignment and all other files and original documents (including, without limitation, Letters Patent, assignments, and other documents necessary) to establish that Seller’s representations and warranties of Section 8 are true and correct) in Seller’s possession reasonably relating to the Patents (“Initial Deliverables”). Seller acknowledges and agrees that Purchaser may reasonably request, and Seller will promptly deliver, additional documents based on Purchaser’s review of the Initial Deliverables (such additional documents and the Initial Deliverables are, collectively, the “Deliverables”).

5.3 Conditions. The following are conditions precedent to Purchaser’s obligation to make the payment in paragraph 3.4.

a. Signature by Seller. Seller timely executed this Agreement and delivered a Transmitted Copy of this Agreement to Purchaser’s representatives by not later than 5:00 pm PST February 2, 2022 and promptly delivered two (2) executed originals of this Agreement to Purchaser’s representatives.

b. Transmittal of Documents. Seller delivered to Purchaser all the Deliverables.

c. Compliance With Agreement. Seller and Purchaser performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

d. Representations and Warranties True. Purchaser is reasonably satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Seller contained in Section true and correct, and that Seller is reasonably satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Purchaser contained in Section 9 are true and correct.

e. Patents Not Abandoned. Purchaser is satisfied that, as of the Effective Date and as of the Closing, none of the assets that are included in the Live Assets have expired, lapsed, been abandoned, or deemed withdrawn.

5.4 Termination and Survival. In the event all conditions to Closing set forth in paragraph 5.3 are not met within ninety (90) days following the Effective Date, Purchaser will have the right to terminate this Agreement by written notice to Seller. Upon termination, Purchaser will return all documents delivered to Purchaser under this Section 3 to Seller. The provisions of paragraphs 4.11 and 4.14 will survive any termination.

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6. TRANSFER OF ADDITIONAL RIGHTS

Assignment of Additional Rights. Upon the payment of the Cash Purchase Price, Seller hereby also sells, assigns, transfers, and conveys to Purchaser all right, title and interest in and to all

a. inventions, invention disclosures, and discoveries specifically disclosed in the Patent;

b. rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to the Patent and the inventions, invention disclosures, and discoveries specifically disclosed therein;

c. causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, the Patent and/or the rights described herein, including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement; and

d. rights to collect royalties or other payments under or on account of the Patent and/or any of the foregoing.

7. ADDITIONAL OBLIGATIONS

7.1 Further Cooperation. At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby. To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Patent History Files, Seller will ensure that, if any such portion of the Patent History File remains under Seller’s possession or control after Closing, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Seller gave Purchaser prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Patent History File. In addition, Seller will continue to prosecute, maintain, and defend the Patents at its sole expense until the Closing.

7.2 Payment of Fees. Purchaser will pay any maintenance fees, annuities, and the like due or payable on the Patent until the Closing. Seller shall promptly notify Purchaser of receipt of any notice, demand, requests, invoice or similar statement setting out such fees or payments due.

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8. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the Closing:

8.1 Authority. Seller has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Patent and Assigned Patent Rights to Purchaser.

8.2 Title and Contest. Seller owns all right, title, and interest to the Patent and Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patent. Seller has obtained and properly recorded previously executed assignments for the Patent as necessary to fully perfect his rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Patent and Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Patent or Assigned Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Patent or Assigned Patent Rights.

8.3 Existing Licenses. No licenses under the Patents, or interest or rights in the Patent or any of the Assigned Patent Rights, have been granted or retained by Seller, any prior owners, or inventors.

8.4 Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patent or Assigned Patent Rights as a result of any prior transaction related thereto.

8.5 Validity and Enforceability. The Patent has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid, unpatentable, or unenforceable. To the extent “small entity” or other reduced fees were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the Seller qualified at the time of such payment and specifically had not licensed rights in the any Patent to an entity that was not similarly qualified.

8.6 Conduct. To Seller’s knowledge formed after reasonable due diligence and investigation, Seller or its agents or representatives have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patent or hinder their enforcement, including, without limitation, misrepresenting Seller’s patent rights to a standard-setting organization.

8.7 Enforcement. Seller has not put a third party on notice of actual or potential infringement of the Patent. Seller has not invited any third party to enter into a license under the Patent. Seller has not initiated any enforcement action with respect to the Patent.

8.8 Patent Office Proceedings. The Patent has not been or currently is involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

8.9 Fees. All maintenance fees, annuities, and the like due or payable on the Patent have been or will be timely paid on or before the Effective Date. Seller shall notify Purchaser of all future payment deadlines known to Seller after reasonable due diligence and investigation with respect to the Patent.

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9. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:

9.1 Purchaser is a Delaware corporation, duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

9.2 Purchaser has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

10. MISCELLANEOUS

10.1 Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada.

10.3 Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

10.4 Dispute Resolution. If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

10.5 Modification. No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

10.6 Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

10.7 Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Purchaser without Seller’s consent in the event the Purchaser is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

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10.8 No Conflict. Seller warrants that Seller has not previously assumed any obligations inconsistent with those undertaken by Seller under this Agreement.

10.9 Limitation of Liability. EXCEPT IN THE EVENT OF BREACH OF ANY OF THE PRIMARY WARRANTIES BY SELLER OR SELLER’S INTENTIONAL MISREPRESENTATION, SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT. PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 10.9 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

10.10 Limitation on Consequential Damages. EXCEPT IN THE EVENT OF SELLER’S INTENTIONAL MISREPRESENTATION, NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

10.11 Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

10.12 Confidentiality of Terms. Seller understands that this Agreement is a Material Definitive Agreement that triggers the obligation of Purchaser to disclose it under relevant provisions of the Federal Securities Laws, including by the filing and dissemination of a Form 8-K that incorporates this Agreement, and including a press release subject to the terms of SEC Regulation FD, provided such is provided to Seller at least one business day prior to dissemination.

10.13 Notices. All notices given hereunder will be given in writing (in English or with an English translation), will refer to Purchaser and to this Agreement and will be: (i) personally delivered, (ii) delivered postage prepaid by an internationally recognized express courier service, or (iii) sent postage prepaid registered or certified U.S. mail (return receipt requested) to the address set forth below:

If to Purchaser

BioAdaptives, Inc.

4385 Cameron St., Ste. B

Las Vegas, Nevada 89103

info@bioadaptives.com

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If to Seller

TJ Mohr

12413 SW Weeping Willow Ave

Port St. Lucie FL 34987

Tjmohrh2o@bellsouth.net

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier (or if delivery refused, the date of refusal), or (b) the fifth (5th) calendar day after the date of posting if sent by U.S. Mail. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

10.14 Relationship of Parties. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

10.15 Equitable Relief. Seller acknowledges and agrees that damages alone may be insufficient to compensate Purchaser for a breach by Seller of this Agreement and that irreparable harm may result from a breach of this Agreement. Purchaser shall have the right to seek an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

10.16 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

10.17 Counterparts; Electronic Signature; Delivery Mechanics. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document. “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

SIGNATURE BLOCK NEXT PAGE

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In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date of February 2, 2022.

SELLER	PURCHASER

s/s Thomas J. Mohr	s/s Edward E Jacobs
TJ Mohr 12413 SW Weeping Willow Ave Port St. Lucie FL 34987	By Edward Jacobs, MD., CEO BioAdaptives, Inc. 4385 Cameron St. Ste. B Las Vegas, Nevada 89103

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